Good Counsel	111 Farms Road Stamford, Connecticut 06903 Barbara Clay, Esq. (203) 560-4477 barbaraclayesq@yahoo.com Admitted NY and CT TX pending

Via Electronic Mail

August 27, 2020

Messrs. Jim Jones and Kevin McMinn
12140 Wickchester Lane
Suite 100
Houston, Texas 77079

Re:    Legal Engagement
Dear Jim and Kevin:
Thank you for requesting Good Counsel Legal Services, LLC (“Good Counsel”) to represent Spark Energy LLC (“Spark Energy”) and its current retail energy affiliates (“Client'”, “Company” or “you”) in connection with its legal, regulatory and compliance matters. This letter confirms our engagement and describes the basis on which we will provide our legal services. If at any time you have questions or there is some action on our part that will better suit your needs, please let us know. We want you to be fully satisfied with the legal services we provide.
1.    Client. Our client in these matters will be Spark Energy and its current retail energy affiliates for general corporate counsel, regulatory, compliance, litigation management and prevention, Board duties and management advice as well building a turn-key legal department for Client. Barbara Clay, Esq. (“Consultant”) will be fulfilling the role of Acting General Counsel and Secretary to Spark Energy and its retail energy affiliates, on a full-time basis, traveling to Houston as reasonably required (as described in this paragraph, the “Services”).
2.    Scope of Engagement. The scope of our engagement and duties to you are the Services and other matters as the need arises. Our acceptance of this engagement does not mean we represent you or your interests in other matters. Any expansion of our scope of work in this matter, and any representation of you in other matters, will be set forth in a separate letter or agreement. If we undertake to represent you in other matters without specific terms of engagement, the terms of this letter will apply. This letter will serve as a master services agreement that will cover future matters you refer to us (each a “Matter Referral”). With each Matter Referral, you will provide us a summary of the matter and a list of all parties involved in the matter, including all adverse parties. We will not be deemed to have accepted a Matter Referral unless and until we have reviewed, identified and, if necessary, cleared any conflicts with regard to the Matter Referral. Upon clearance of any identified conflicts, we will confirm to you by e-mail our acceptance of the Matter Referral and our agreement that such engagement will be subject to and governed by the terms of this engagement letter.

3.    What We Need from You. Please keep us informed of developments that may affect the work we are doing for you. Also, we expect that you will commit sufficient resources to meet the demands of the matter and be available to attend meetings and necessary legal proceedings. Please provide us all documents and other information necessary for us to perform our work for you. We also ask that you promptly review and pay our invoices. Please ask us any questions you may have about our services or charges.
4.    Advice About Possible Outcomes. During the course of our representation, we may advise you about various courses of action or results that might be obtained. That advice will be based on the information and circumstances known to us at the time. You should not regard our advice as a promise of what may happen in the future or a guarantee of future results.
5.    Fees, Costs and Other Compensation. Our fees are based on hourly rates that vary depending on the lawyer or paralegal involved. They are also subject to periodic adjustment. Prior to discount, Barbara Clay’s hourly rate is $650.00. As Spark Energy is a key client, Spark Energy will instead be invoiced a flat monthly rate of Fifty Thousand Dollars ($50,000), to be paid at the beginning of each month, starting September 2020, which represents, full-time coverage of all legal matters by Consultant, a discount of more than 50% on the normal hourly rate (“Monthly Fee”). If recommended, and you agree in writing, we can retain other attorneys and paralegals to assist on matters when necessary. The following additional compensation shall be paid as listed below, in addition to the Monthly Fee:
(A)     a one-time Fifty Thousand Dollar ($50,000) sign-on bonus will be paid to Good Counsel, paid by September 15, 2020 (“Sign-on Bonus”), and
(B)     a grant to Barbara Clay of Twenty-Seven Thousand and Five Hundred (27,500) RSUs of Spark Energy publicly traded stock (Nasdaq: SPKE), half of such shares to fully vest on May 18, 2021, and the other half to fully vest on May 18, 2022, and as subject to (i) the other terms and conditions as more fully described in Spark Energy’s grant documentation and (ii) all RSUs shall vesting upon a Change of Control as defined on Attachment A, which includes other relevant definitions.
In addition to our legal fees, we will bill you for actual and reasonable costs and expenses we incur on your behalf or in the course of our representation. These may include items such as document reproduction, computer-assisted research, delivery and courier services, filing fees, travel expenses and other costs reasonably incurred. These may also include litigation expenses, including costs associated with depositions and trials, and fees of process servers, court reporters, arbitrators or witnesses. Depending on the nature of the expense, we may ask that certain expenses be billed to you and be paid directly by you. We will not incur more than $300 in expenses without your prior, written approval.
6.    Billing Cycle and Retainer. Good Counsel generally requires its clients to deposit a retainer for legal services against which the firm bills and collects fees and disbursements. Good Counsel has waived the requirement for an initial retainer with respect to this Matter, but reserves the right to require one if deemed appropriate in the future as agreed to by both parties. Fees for legal services and other charges are billed monthly and our bills are due upon receipt. If we are not promptly paid, we reserve the right to suspend further service to you until such time as we reach a resolution regarding payment.
7.    Estimates. If you request, we will provide you an estimate or range of fees, costs, and expenses. Any such estimate or range will necessarily be based on assumptions about the remaining scope of services and expected level of effort. It will also be based on information and circumstances known to us at the time. Any estimate or range is not binding, is subject to periodic revision and should not be construed as a promise or guarantee your matter can be concluded within the estimate or range of fees or costs.
8.    Conflicts of Interest. We have evaluated this engagement for conflicts of interest on the basis that we represent only you in this matter. We are not presently aware of any conflicts. As we discussed above in the Scope of Engagement section, we will perform conflicts searches for each new Matter Referral. As we have discussed, Good Counsel represents other companies and individuals in a variety of matters. It is possible that during the time we are representing you, some of our present or future clients may have transactions or disputes with you. You have agreed that Good Counsel may continue to represent or may undertake in the future to represent other clients in any matter not substantially related to our work for you, even if the interests of such clients in those other matters are directly adverse to you or a related entity, and even if such representations would be simultaneous. We agree, however, that your prospective consent to conflicting representations will not apply in an instance where, as the result of our representation of you, we have obtained sensitive, proprietary or other confidential or non-public information that, if known to any such other client of ours, could be used in any such other matter by such other client to your material disadvantage, and if screening procedures and similar measures would be insufficient to protect and maintain the confidentiality of that information. Please know that, in similar engagement letters with many of our other clients, we have asked for similar agreements to preserve our ability to represent you.
9.    Term; Termination of Engagement. The Term of this Agreement is from September 1, 2020 to August 31, 2022 (“Term”). You may terminate this Agreement at any time for Cause as defined below, as applicable to Barbara Clay or the provision of Barbara Clay’s Services. On or after August 1, 2022, you may provide a termination for convenience notice stating that this Agreement ends sixty (60) days from such written notice. In the absence of such notice, this Agreement will default to a month-to-month Agreement on September 1, 2022 until terminated with sixty (60) days’ advance written notice from you. Likewise, Good Counsel may also terminate this engagement at any time by providing you sixty (60) days’ advance written notice, subject to applicable rules of professional conduct. In the event we terminate our representation, we will take such steps as are reasonably practicable to protect your interests in the above matter, and you agree to take all steps necessary to free us of any obligation to perform further. You will be responsible for our fees and expenses for our entire engagement, through and including any termination.
For purposes of this Section 9, “Cause” means:

(i)    Consultant’s material breach of this Agreement, or any other material obligation owed to the Company or any of its subsidiaries; provided that, if the Company determines that any such breach is capable of cure by Consultant, written notice of such breach must be delivered to Consultant and Consultant must be given a period of 15 days following delivery of such notice to cure the breach;

(ii)    the commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement on the part of Consultant, which such act has an adverse effect on the Company or any of its subsidiaries or can reasonably be expected to have an adverse effect on the Company or any of its subsidiaries;

(iii)    the conviction or indictment of Consultant, or a plea of nolo contendere by Consultant, to any felony or any crime involving moral turpitude;

(iv)    Consultant willful failure or refusal to perform Consultant’s obligations pursuant to this Agreement or willful failure or refusal to follow the lawful instructions of the Board; provided that, if the Company determines that any such failure is capable of cure by Consultant, written notice of such failure must delivered to Consultant and Consultant must be given a period of 15 days following delivery of such notice to cure the failure; or

(v)    any conduct by Consultant which is materially injurious (monetarily or otherwise) to the Company or any of its subsidiaries.

10.    Conclusion of Representation; Retention and Disposition of Documents. Unless previously terminated, our representation will conclude when we complete the specific services you have retained us to perform. At your request, we will return your papers and property to you upon our receipt of final payment. We will retain our own files pertaining to the matter, including, for example, firm administrative records, internal lawyers' work product such as drafts, notes, internal memoranda and legal and factual research.
Please retain all documents that we send you in accordance with your own records retention practices. All documents we retain will be transferred to the person responsible for administering our records retention program at the end of our representation. Unless we agree otherwise, documents and other materials we retain may be destroyed or disposed of within a reasonable time after termination or conclusion of this engagement.
11.    Post-Engagement Matters. You are engaging Good Counsel to provide legal services in connection with certain specific matters. After these matters conclude, we may inform you from time-to-time of developments and changes in the law that might interest you, by newsletter or otherwise. These communications, however, do not create a new attorney-client relationship. After our matters are concluded, changes in law or circumstances may occur that could impact your future rights and liabilities. Unless you specifically engage us to provide advice on matters arising in the future, we have no continuing obligation to advise you with respect to future developments.
12.    Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement or relating to Employee’s employment or the termination thereof, the parties hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Houston, Texas. Notwithstanding the foregoing, the Company and its subsidiaries shall be entitled to enforce their rights in any court of competent jurisdiction.
Please sign a copy of this letter and return it to me. While we prefer to have a signed copy of this letter in our file before beginning work on your matters, we will begin work earlier if you request or circumstances require. Accordingly, our performance of services with your knowledge will be deemed your consent to the terms of the letter unless we hear from you to the contrary.
Please contact me directly with any questions regarding this engagement letter. Otherwise, if this proposal is acceptable, please so indicate by returning a countersigned copy of this engagement letter. Consistent with its policy, Good Counsel reserves the right to delay commencement of work on any matters until Client has signed and returned this engagement letter to us.
We appreciate the opportunity to represent your legal needs and look forward to working with you.

Signature Page Follows

Agreed and Accepted
this 31st day of August 2020

Spark Energy LLC

/s/ James GG. Jones II
By: James G. Jones II
Title: CFO

Very truly yours, Good Counsel Legal Services, LLC

/s/ Barbara Clay
By:     Barbara Clay, Esq.

Attachment A

“Change in Control” means the occurrence of one of the following events

(i)    The consummation of an agreement to acquire or a tender offer for beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act): (X) by any Person, of 50% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), or (Y) by any Person (including the Company or its affiliates) of 90% or more of the then total outstanding shares of Class A Common Stock of the Company; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, or (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company;

(ii)    Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board;

(iii)    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) the Outstanding Company Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities that represent or are convertible into more than 50% of, respectively, the then outstanding shares of common stock or common equity interests and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (excluding any employee benefit plan (or related trust) of the Company or the entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock or common equity interests of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body of such entity, except to the extent that such ownership results solely from ownership of the Company that existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

(iv)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company;

(v)    a public offering or series of public offerings by Retailco, LLC and its affiliates, as a selling shareholder group, in which their total interest drops below 10 million of the total Outstanding Company Voting Securities;

(vi)    a disposition by Retailco, LLC and its affiliates in which their total interest drops below 10 million of the total Outstanding Company Voting Securities; or
(vii)    Any other business combination, liquidation event of Retailco, LLC and its affiliates or restructuring of the Company which the Compensation Committee deems in its discretion to achieve the principles of a Change in Control notwithstanding that such transaction does not fall with the foregoing list; provided for any transaction in which a member of the Compensation Committee shall have a financial interest (other than ownership of equity awards under the Long Term Incentive Plan and common stock constituting less than 1% of the total outstanding shares), such member shall not participate or vote in this determination.

“Company” means Spark Energy, Inc.

“Incumbent Board” means the portion of the Board constituted of the individuals who are members of the Board as of the effective date of this Agreement and any other individual who becomes a director of the Company after the effective date of this Agreement and whose election or appointment by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board.

“Person” means any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a limited liability company, a trust or other entity; a Person, together with that Person’s affiliates and associates (as those terms are defined in Rule 12b-2 under the Exchange Act, provided that “registrant” as used in Rule 12b-2 shall mean the Company), and any Persons acting as a partnership, limited partnership, joint venture, association, syndicate or other group (whether or not formally organized), or otherwise acting jointly or in concert or in a coordinated or consciously parallel manner (whether or not pursuant to any express agreement), for the purpose of acquiring, holding, voting or disposing of securities of the Company with such Person, shall be deemed a single “Person.”